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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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                                                                                                    Nine months ended
                                                                                                       September 30,
                                                                                        ---------------------------------------
(dollars in thousands)                                                                        1998                      1997
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
FIXED CHARGES
Total interest charges...........................................................            $ 36,784                  $ 36,551
Interest component of rentals....................................................                 552                       577
Pretax preferred stock dividend requirements of subsidiaries.....................               3,062                     3,125
Preferred securities distribution requirements of trust subsidiary...............               3,019                     2,046
                                                                                             --------                  --------

TOTAL FIXED CHARGES..............................................................            $ 43,417                  $ 42,299
                                                                                             ========                  ========

EARNINGS
Income before preferred stock dividends of HECO..................................            $ 65,519                  $ 60,500
Income taxes (see note below)....................................................              42,213                    38,824
Fixed charges, as shown above....................................................              43,417                    42,299
AFUDC for borrowed funds.........................................................              (5,145)                   (4,658)
                                                                                             --------                  --------

EARNINGS AVAILABLE FOR FIXED CHARGES.............................................            $146,004                  $136,965
                                                                                             ========                  ========


RATIO OF EARNINGS TO FIXED CHARGES...............................................                3.36                      3.24
                                                                                             ========                  ========

Note:
Income tax is comprised of the following--
 Income tax expense relating to operating income from
    regulated activities.........................................................             $42,253                   $38,848
 Income tax benefit relating to loss from
    nonregulated activities......................................................                 (40)                      (24)
                                                                                             --------                  --------
                                                                                              $42,213                   $38,824
                                                                                             ========                  ========
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